Exhibit i

NEWS RELEASE

CB&I (Chicago Bridge & Iron Company N.V.)

For Immediate Release:	For Further Information Contact:
Jan. 6, 2005	Media: Bruce Steimle (832) 513-1111
Analysts: Marty Spake (832) 513-1245

CB&I RESPONDS TO FTC RULING

THE WOODLANDS, Texas — Jan. 6, 2005 — CB&I (NYSE: CBI) today responded to an Opinion and Final Order that it understands will be issued today by the U.S. Federal Trade Commission (“FTC” or “Commission”), regarding an administrative complaint (the “Complaint”) filed by the FTC on Oct. 25, 2001. The Complaint challenged CB&I’s February 2001 acquisition of certain assets of the Engineered Construction Division of Pitt-Des Moines, Inc. (“PDM”) that the Company acquired along with certain assets of the Water Division of PDM (together with the Engineered Construction Division, the “PDM Divisions”).

The Complaint alleged that the acquisition violated Federal antitrust laws by threatening to substantially lessen competition in four specific markets in which both CB&I and PDM competed in the United States: liquefied nitrogen, liquefied oxygen and liquefied argon (LIN/LOX/LAR) storage tanks; liquefied petroleum gas (LPG) storage tanks; liquefied natural gas (LNG) storage tanks and associated facilities; and field erected thermal vacuum chambers (used for the testing of satellites).

According to the FTC’s Opinion, the Company would be required to divide its industrial division, including employees, into two separate operating divisions, CB&I and New PDM, and to divest New PDM within 180 days of the Order becoming final to a purchaser approved by the FTC.

CB&I believes that the FTC’s Order and Opinion are inconsistent with the law and the facts presented at trial and in the appeal to the Commission. Therefore, the Company presently intends to appeal the FTC Order and Opinion to the United States Circuit Court of Appeals, from which it would not expect a decision until 2006 or beyond. The Company is not required to divest any assets until the Company has exhausted all appeal processes available to it including the United States Supreme Court.

The Company is still evaluating the impact of the FTC Order and Opinion and is unable to predict the outcome of any such appeal. However, if the FTC’s Order and Opinion are substantially upheld on appeal, the remedies ordered by the FTC could have a material adverse effect on the Company.

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CB&I is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

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CB&I-2005-01